Exhibit 99.1

Andrea Electronics Announces Second Quarter 2004 Financial Results; Positive Strides Continue Towards the Achievement of Breakeven or Better Operating Performance

     MELVILLE, N.Y.--(BUSINESS WIRE)--Aug. 9, 2004--Andrea Electronics Corporation (AMEX:AND) today reported that net revenues for the quarter ended June 30, 2004 were approximately $1.3 million, as compared to net revenues of $1.2 million for the same quarter in 2003. Net loss for the quarter ended June 30, 2004 was approximately $0.4 million, and a basic and diluted loss attributable to common shareholders of $0.01 per share, as compared to net income of approximately $1.1 million, and a basic and diluted income attributable to common shareholders of $0.04 per share, for the same quarter in 2003. The net income for the quarter ended June 30, 2003 included income from discontinued operations of approximately $2.2 million, or basic and diluted income attributable to common shareholders of $0.10 per share.
     Net revenues for the six months ended June 30, 2004 were approximately $2.8 million, inclusive of sales returns recovery - restructuring of $0.2 million, as compared to net revenues of $2.5 million for the same six month period in 2003. Net loss for the period ended June 30, 2004 was approximately $0.9 million, and a basic and diluted loss attributable to common shareholders of $0.05 per share, as compared to net income of approximately $0.4 million, and a basic and diluted income attributable to common shareholders of $0.01 per share, for the same six month period in 2003. The net income for the period ended June 30, 2003 included income from discontinued operations of approximately $2.5 million, or basic and diluted income attributable to common shareholders of $0.12 per share.
     "While sequential quarterly net revenues declined in the current quarter, net revenues in the first six months of 2004, inclusive of sales returns recovery - restructuring of $0.2 million, still represented a 13% increase as compared to the first six months of last year," stated Corisa L. Guiffre, Vice President and Chief Financial Officer. "Additionally, research and development and general, administrative and selling expenses combined for the three and six month periods ended June 30, 2004 decreased 33% and 25%, respectively, as compared to the same periods last year. Andrea has experienced four consecutive quarters of declining non-impairment related operating losses, which continues to show the Company's overall and continued fiscal accomplishments," Ms. Guiffre concluded.
     "During the second quarter of 2004, our balance sheet restructuring initiative was completed successfully when the new investor group funded the second $1.25 million capital infusion upon shareholder approval and effective registration of the underlying securities," stated Paul E. Donofrio, President and Chief Executive Officer. "We continue to make very positive strides towards the achievement of breakeven or better operating performance. While net revenues in the current quarter came in a bit lower than anticipated, due to sluggish demand for our digital and, to a lesser extent, our computer headset products, Andrea's period expenses have continued to decline with the most comprehensive reductions taking place in the overall research and development area. Although these are certainly encouraging trends, garnering a sustainable higher level of net revenues remains the key strategic goal for the company. We thank the new investors for their follow through as we remain focused on our sales and marketing initiatives and committed to making requisite investments to further enhance our top line growth," Mr. Donofrio concluded.
     For the second quarter of 2004, Andrea Anti-Noise Products revenues were approximately $0.6 million, as compared to $0.5 million for the second quarter of 2003. For the second quarter of 2004, Andrea DSP Microphone and Audio Software Products revenues were approximately $0.7 million as compared to $0.7 for the second quarter of 2003. The increase in the Andrea Anti-Noise Products revenues is primarily attributable to increased product shipments to several of our on-line collaboration and distance learning customers.
     For the first six months of 2004, Andrea Anti-Noise Products revenues were approximately $1.4 million, inclusive of sales returns recovery - restructuring of $0.2 million, as compared to $1.3 million for the first six months of 2003. For the first six months of 2004, Andrea DSP Microphone and Audio Software Products revenues were approximately $1.4 million as compared to $1.2 for the first six months of 2003. The increase in the Andrea DSP Microphone and Audio Software Products revenues is primarily attributable to increased product shipments to several of our OEM customers.
     At June 30, 2004, we had total cash and cash equivalents of approximately $2.4 million. Total assets were approximately $9.5 million with total current assets of approximately $4.5 million. Total liabilities were approximately $3.5 million with total current liabilities of approximately $3.2 million. Total shareholders' equity at June 30, 2004 was approximately $6.0 million, which increased approximately $8.5 million from the December 31, 2003 total shareholders' deficiency of approximately $2.5 million. This increase is primarily due to the reclassification of previously redeemable preferred stock from temporary equity to permanent equity as a result of the balance sheet restructuring and capital infusions that took place during the first half of 2004.

     About Andrea Electronics

     Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented Digital Super Directional Array (DSDA(R)), patent-pending Directional Finding and Tracking Array (DFTA(R)), patented PureAudio(R), and patented EchoStop(TM) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics' website at www.AndreaElectronics.com or call 1-800-442-7787.

     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company's ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company's ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-KSB and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.


ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                       For the Three Months      For the Six Months
                              Ended                     Ended
                      ------------------------------------------------
                      June 30,    June 30,      June 30,     June 30,
                          2004        2003        2004         2003
                      ------------------------------------------------
Revenues
  Product revenues   $872,567     $826,509    $1,800,219   $1,690,914
  License revenues    416,670      416,670       833,340      833,340
                      ------------------------------------------------
   Revenues         1,289,237    1,243,179     2,633,559    2,524,254

Sales returns recovery
 - restructuring           -            -        215,325            -
                      ------------------------------------------------

   Net revenues     1,289,237    1,243,179     2,848,884    2,524,254

Cost of revenues      586,458      717,250     1,278,587    1,288,728
                      ------------------------------------------------

   Gross margin       702,779      525,929     1,570,297    1,235,526

Research and
 development
 expenses             365,303      730,051       764,770    1,510,771

General,
 administrative and
 selling expenses     787,592      997,937     1,867,952    2,009,685
                      ------------------------------------------------

   Loss from
   operations        (450,116)  (1,202,059)   (1,062,425)  (2,284,930)
                      ------------------------------------------------

Other income
  Interest income,
   net                  1,138       12,534         2,488       40,531
  Rent and
   miscellaneous
   income               33,491       72,521      110,963       77,638
                      ------------------------------------------------
   Other income         34,629       85,055      113,451      118,169
                      ------------------------------------------------

   Loss from
    continuing
    operations       (415,487)  (1,117,004)     (948,974)  (2,166,761)

Income from
 discontinued
 operations,
 net of $0 tax              -    2,242,573             -    2,534,824
                      ------------------------------------------------

   Net (loss)
   income            $(415,487)  $1,125,569    $(948,974)    $368,063
                      ================================================

Basic and diluted
 (loss) income per
 share:
Numerator for (loss)
income per share:
  Loss from continuing
   operations       $(415,487) $(1,117,004)    $(948,974) $(2,166,761)
  Series C Redeemable
   Convertible
   Preferred Stock
   dividends                -      109,771        45,518      220,290
  Series C Convertible
   Preferred Stock
   deemed dividend          -            -       469,465            -
  Series D Convertible
   Preferred Stock
   beneficial
   conversion feature       -            -       753,012            -
                      ------------------------------------------------
  Loss from continuing
   operations
   attributable to
   common shareholders
   - basic and
   dilute            (415,487)  (1,226,775)   (2,216,969)  (2,387,051)
  Income from
   discontinued
   operations, net of
   $0 tax                   -    2,242,573             -    2,534,824
                      ------------------------------------------------
   Net (loss)
   income
   attributable
   to common
   shareholders -
   basic and
   diluted         $ (415,487) $ 1,015,798  $ (2,216,969)   $ 147,773
                      ================================================
Denominator for (loss)
 income per share:
  Basic and diluted
   weighted average
   shares          48,003,703   22,691,549    41,505,896   22,010,028
                      ================================================

  Basic and diluted
   loss from
   continuing
   operations
   attributable to
   common shareholders
   per share           $ (.01)      $ (.06)       $ (.05)      $ (.11)
  Basic and diluted
   income from
   discontinued
   operations per
   share                    -          .10             -          .12
                      ------------------------------------------------
  Basic and diluted
   net (loss) income
   attributable to
   common shareholders
   per share           $ (.01)       $ .04        $ (.05)       $ .01
                      ================================================


ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                June 30,  December 31,
                    ASSETS                        2004        2003
                                              (unaudited)  (audited)
----------------------------------------------------------------------
Current Assets
    Cash and cash equivalents                  $2,376,087  $1,725,041
    Accounts receivable, net of allowance for
     doubtful accounts of $24,789 and $56,697,
     respectively                                 522,530     611,422
    Note receivable                                     -     354,986
    Inventories, net                            1,056,711   1,301,791
    Prepaid expenses and other
    current assets                                578,037     181,018
                                              ------------------------
      Total current assets                      4,533,365   4,174,258

Property and equipment, net                       162,411     219,182
Intangible assets, net                          4,574,260   4,805,630
Other assets, net                                 261,907     268,090
                                              ------------------------
      Total assets                             $9,531,943  $9,467,160
                                              ========================

    LIABILITIES AND SHAREHOLDERS' EQUITY
                 (DEFICIENCY)
----------------------------------------------

Current Liabilities:
    Trade accounts payable                       $836,270    $731,092
    Current portion of long-term debt               6,283      16,527
    Accrued restructuring charges                       -     238,391
    Deferred revenue                            1,546,624   1,666,680
    Other current liabilities                     856,015   1,714,439
                                              ------------------------
      Total current liabilities                 3,245,192   4,367,129

Deferred revenue                                        -     713,284
Other liabilities                                 250,729     238,671
                                              ------------------------
      Total liabilities                         3,495,921   5,319,084
                                              ------------------------

Series B Redeemable Convertible Preferred
 Stock, net, $.01 par value; authorized: 1,000
 shares; issued and outstanding: 0 shares               -           -
Series C Redeemable Convertible Preferred
 Stock, net, $.01 par value; authorized: 1,500
 shares; issued and outstanding: 677 shares;
 liquidation value: $6,771,876 at December 31,
 2003                                                   -   6,692,603
                                              ------------------------

Commitments and contingencies

Shareholders' equity (deficiency):
 Preferred stock, $.01 par value; authorized:
  2,497,500 and 4,997,500 shares,
  respectively; none issued and outstanding             -           -
 Series C Convertible Preferred Stock, net,
  $.01 par value; authorized: 1,500 shares;
  issued and outstanding: 211 shares;
  liquidation value: $2,108,459 at June 30,
  2004                                                  2           -
 Series D Convertible Preferred Stock, net,
  $.01 par value; authorized: 2,500,000 and 0
  shares, respectively; issued and
  outstanding: 2,164,286 and 0 shares,
  respectively; liquidation value: $2,164,286
  and $0, respectively                             21,643           -
 Common stock, $.01 par value and $.01 par
  value, respectively; authorized:
  200,000,000 shares; issued and outstanding:
  49,448,944 and 27,245,932 shares,
  respectively                                    494,489     272,459
 Additional paid-in capital                    76,109,305  65,578,653
 Deferred stock compensation                      (25,000)     (2,673)
 Accumulated deficit                          (70,564,417)(68,392,966)
                                              ------------------------
      Total shareholders' equity
       (deficiency)                             6,036,022  (2,544,527)
                                              ------------------------
      Total liabilities and
       shareholders' equity
       (deficiency)                            $9,531,943  $9,467,160
                                              ========================

     CONTACT: Andrea Electronics Corporation
              Corisa L. Guiffre, 631-719-1800 or 800-707-5779